Exhibit 99.1

Contact:	Michelle Del Guercio
Director of Marketing
818.880.6700 x8688

FOR IMMEDIATE RELEASE:

ASPYRA TREPORTS RESULTS OF OPERATIONS FOR THE
THIRD QUARTER ENDED SEPTEMBER 30, 2008

CALABASAS, CALIFORNIA, November 17, 2008 - Aspyra, Inc. (AMEX: APY), a provider of clinical and diagnostic information systems for the healthcare industry, today reported its results of operations for the third quarter ended September 30, 2008.

Sales were $2,175,753 for the third quarter of fiscal 2008 compared with sales of $2,892,925 for the comparable quarter ended September 30, 2007.  The Company incurred a net loss of $719,462 or basic and diluted loss of $.06 for the quarter ended September 30, 2008, compared to a net loss of $1,461,784 or basic and diluted loss per share of $.13 for the quarter ended September 30, 2007.  Basic and diluted shares outstanding for each period were 12,437,150 and 11,337,150, respectively. The Company had $1,225,377 of cash on hand at the end of the quarter.

Sales were $6,657,125 for the nine months ended September 30, 2008 compared with sales of $7,745,550 for the comparable period of fiscal 2007.  The Company incurred a net loss of $3,114,145 or basic and diluted loss of $.25 for the nine months ended September 30, 2008, compared to a net loss of $3,670,697 or basic and diluted loss per share of $.33 for the nine months ended September 30, 2007.  Basic and diluted shares outstanding for each period were 12,437,150 and 10,969,594, respectively.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the third quarter of fiscal 2008 were ($68,483) as compared EBITDA of ($347,152) for the second quarter of fiscal 2008 and ($196,616) for the third quarter of fiscal 2007.  For the nine months ended September 30, 2008, EBITDA was ($1,017,931) as compared ($1,490,997) for the nine months ended September 30, 2007.

Interim Chief Executive Officer James Zierick, stated, “We continue to see an improvement in our financial performance as a result of our prior cost reductions, as indicated by our near breakeven EBITDA.”  He added, “Our pipeline of new sales opportunities continues to grow as a result of our improved sales and marketing execution, however; we are seeing buyers delay investments in new systems due to their uncertainty about the overall economic environment.”

26115-A Mureau Road Calabasas, CA 91302	T: 818.880.6700	800.437.9000	F: 818.880.4398

Aspyra, Inc.

Operating Results (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30
	2008	2007	2008	2007

Net system sales and service revenues	$2,175,753	$2,892,925	$6,657,125	$7,745,550
Total costs of products and services sold	1,058,978	1,411,784	3,530,180	4,016,607
Selling, general and administrative expenses	1,397,834	1,547,318	4,551,421	4,832,304
Research and development expenses	393,569	580,388	1,371,292	1,688,362
Operating loss	(674,628)	(646,565)	(2,795,768)	(2,791,723)
Net loss	(719,462)	(1,461,784)	(3,114,145)	(3,670,697)
Basic and diluted loss per share	(.06)	(.13)	(.25)	(.33)
Average shares outstanding – basic and diluted	12,437,150	11,337,150	12,437,150	10,969,594

Presentation of Non-GAAP Information

The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the management of Aspyra believes is useful to investors in evaluating the Company’s results.  EBITDA is defined as income before interest expense, provision for income taxes, depreciation expense, amortization expense and certain non-cash charges, specifically Aspyra’s non-cash compensation charges. These items are not included in EBITDA as management considers the charges to be items that are not indicative of the performance of its underlying business. EBITDA is presented because it is commonly used by certain investors and analysts to evaluate a company’s ability to service debt. However, our method of computation may not be comparable to similarly titled measures reported by other companies. In addition, EBITDA, as defined, is not a measure of performance under generally accepted accounting principles (GAAP), and EBITDA should not be considered in isolation or as a substitute for Net income/(loss), Income/(loss) from operations, Cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The most directly comparable financial measure under GAAP to EBITDA is Income/(loss) from operations.

Supplemental Data (Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months	Nine Months
	September 30,	September 30,	June 30,	September 30,	September 30,
	2008	2007	2008	2008	2007

EBITDA RECONCILIATION:

Net loss	(719,462)	(1,461,784)	(1,200,283)	(3,114,145)	(3,670,697)
Add back items:
Interest expense, net	44,606	26,198	209,690	318,149	90,556
Income taxes	228	—	—	228	(603)
Depreciation expense	206,273	111,384	221,786	541,551	332,237
Amortization expense	117,851	114,237	121,191	364,162	316,846
Amortization of intangibles	172,117	172,125	172,125	516,367	516,375
Other non-cash charges	109,904	841,224	128,339	355,757	924,289
EBITDA	(68,483)	(196,616)	(347,152)	(1,017,931)	(1,490,997)

Aspyra is a global provider of Health Care Information Technology (HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive Communication Systems (PACS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers and orthopedic environments. Aspyra’s highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, visit www.aspyra.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra’s markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement.  Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today the date of this press release, including management’s own knowledge and assessment of the Company’s industry and competition.  Factors that could cause Aspyra’s actual results to differ materially from these forward-looking statements include among others: the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-Q and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements.  The Company assumes no duty to update its forward-looking statements.